EXHIBIT 99.1
Sila Realty Trust, Inc. Receives Approval for Listing on the New York Stock Exchange
May 29, 2024
TAMPA, FL – Sila Realty Trust, Inc. (the “Company” or “Sila”), a net lease real estate investment trust with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy, is pleased to announce that it has received approval to list its common stock on the New York Stock Exchange (the “NYSE”). Trading is expected to commence on the NYSE on June 13, 2024, under the ticker symbol “SILA.” To commemorate the first day of trading on the NYSE, members of the Company’s management team and board of directors are scheduled to ring The Opening Bell at 9:30 a.m. ET on June 13, 2024.
“We are pleased to announce Sila has received approval to list on the New York Stock Exchange,” stated Michael A. Seton, President and Chief Executive Officer of the Company. “This is a significant milestone in our Company’s history, as we believe the listing will introduce Sila to a large and diverse group of investors, offering access to scale capital, while also providing liquidity optionality for our current shareholders.”
In connection with listing on the NYSE, the Company intends to commence a $50 million modified “Dutch Auction” tender offer. The price range for the tender offer will be announced at the launch of the tender offer, which is expected to occur on the same day as the listing on the NYSE.
Furthermore, upon listing on the NYSE, all outstanding shares of Class I common stock and Class T common stock will automatically convert into Class A common stock on a one-for-one basis. Class A common stock will be renamed “common stock” and will be the sole class of stock traded on the NYSE.
The conversion will have no effect on the economic rights of holders of outstanding shares of Class I common stock or Class T common stock. The conversion will occur automatically and without any action on the part of stockholders pursuant to the Company’s charter, as amended or supplemented. The conversion will not impact the preferences, rights, voting powers (one vote per share), restrictions, qualifications, and terms and conditions that currently exist with respect to the Class I common stock and Class T common stock.
Immediately upon and concurrent with such conversion, no shares of Class I common stock or Class T common stock will remain issued or outstanding.
When trading begins on the NYSE, the Company’s common stock will cease trading on the over-the-counter (“OTC”) markets. Sila’s existing stockholders are not required to take any action in connection with the Company listing on the NYSE. The Company recommends that investors who bought shares on the OTC markets monitor their brokerage accounts to ensure their holdings are updated to reflect the NYSE listing and the new ticker symbol.
Wells Fargo Securities is acting as financial advisor to the Company.

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a net lease real estate investment trust headquartered in Tampa, Florida, with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio is comprised of high-quality tenants in geographically diverse facilities which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of March 31, 2024, the Company owned 136 real estate properties and two undeveloped land parcels located in 64 markets across the U.S.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, including those regarding the commencement of trading on the NYSE, the effects on Sila of the NYSE listing, the commencement, timing, and amount of the intended tender offer, the conversion of the stock, and the cessation of trading on the OTC markets, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Important Information
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities of the Company. The potential tender offer described herein has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms and conditions described herein or at all. If the Company commences the tender offer, the tender offer will be made solely by an offer to purchase, the letter of transmittal and related materials, as they may be amended or supplemented. Stockholders should read the Company’s commencement tender offer statement on Schedule TO, expected to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer, which will include as exhibits the offer to purchase, the letter of transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information related to the potential tender offer. If the Company commences the tender offer, each of these documents will be filed with the SEC, and, when available, stockholders may obtain them for free from the SEC at its website (http://www.sec.gov), or from the Company’s information agent, who will be identified in the materials filed with the SEC at the commencement of the tender offer.
Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com